UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Portage Biotech Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 Adelaide Street East, Suite 300 Toronto, Ontario, Canada	M5C 1H6
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Ordinary Shares, no par value per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:  None

Item 1. Description of Registrant's Securities to be Registered.

Our authorized capital stock includes an unlimited number of ordinary shares, with no par value per share.

General.

All of our outstanding shares are fully paid and non-assessable. We do have the right to issue shares for cash and other consideration. Shares may not be fully paid, but are then susceptible to being forfeited by the company until fully paid and non-assessable. Certificates representing the shares are issued in registered form and book entry form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their shares.

Dividends.

By a resolution of directors, we may declare and pay dividends in money, shares, or other property at such time and of such an amount as the board things fit if they are satisfied on the reasonable grounds that the company will, immediately after the distribution, satisfy the solvency test set forth in the Companies Law.

Unissued Shares.

Our unissued shares shall be at the disposal of the directors who may without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares offer, allot, grant options over or otherwise dispose of shares or other securities to such persons, at such times and upon such terms and conditions as we may by resolution of the directors determine. Before issuing shares for a consideration other than money, the directors shall pass a resolution stating the amount to be credited for the issue of the shares, and that, in their opinion, the present cash value of the non-money consideration and money consideration for the issue is not less than the amount to be credited for the issue of the shares.

Voting Rights.

Each share is entitled to one vote on all matters upon which the shares are entitled to vote. We are required by our memorandum and articles to hold an annual general meeting each year at least 15 months after the prior annual meeting. Additionally, our directors may convene meetings of our shareholders at such times and in such-manner and places within or outside the British Virgin Islands as the directors consider necessary or desirable. At least 21 days' notice of the meeting shall be given, counting from the date of service of the notice. The directors may fix as the record date for determining those shareholders entitled to vote at the meeting, but the record date shall not precede by more than 60 days or by less than 40 days the date of which the meeting is to be held. In addition, notice of the meeting shall be posted on SEDAR at least 25 days before the record date and at least 65 days before the date of the meeting.

Upon the written request of shareholders holding 10% or more of the outstanding voting rights attaching to our shares the directors shall convene a meeting of shareholders not later than 45 days after deposit of the demand. The directors shall give not less than 21 days' notice of a meeting of shareholders to those persons whose names at the close of business on a day to be determined by the directors appear as shareholders in our share register and are entitled to vote at the meeting.

A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than two persons. Shareholder resolutions may be decided by a show of hands unless a poll is demanded by the chairman or one or more shareholders present in person or by proxy entitled to vote. On a show of hands, each shareholder has one vote.

An action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing without the need for any notice, but if any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution.

Any shareholder that is a corporation or other entity may by resolution of its directors or other governing body authorize a natural person to act as its representative at any meeting of the company or of any meeting of holders of a class or series, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation or other entity which he represents as that corporation or entity could exercise if it were an individual shareholder.

Transfer of Shares.

Certificated shares in our company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written evidence of transfer the directors may accept such evidence of a transfer of shares as they consider appropriate. We may also issue shares in uncertificated form. We shall not be required to treat a transferee of a registered share in our Company as a member until the transferee's name has been entered in the share register. The register of members may be closed at such times and for such periods as the board of directors may from time to time determine.

Liquidation.

In the case of the distribution of assets by a voluntary liquidator on a winding-up of our company, subject to payment of, or to discharge of, all claims, debts, liabilities and obligations of our company, any surplus assets shall then be distributed amongst the shareholders according to their rights and interests in our company according to our memorandum and articles.

Calls on Shares and Forfeiture of Shares.

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid at the specified time are subject to forfeiture.

Redemption of Shares.

The Companies Law provides that subject to the memorandum and articles, shareholders holding 90% or more of all the voting shares in a company, may instruct the directors to redeem the shares of the remaining shareholders. The directors shall be required to redeem the shares of the minority shareholders, whether or not the shares are by their terms redeemable. The directors must notify the minority shareholders in writing of the redemption price to be paid for the shares and the manner in which the redemption is to be effected. In the event that a minority shareholder objects to the redemption price to be paid and the parties are unable to agree to the redemption amount payable, the Companies Law sets out a mechanism whereby the shareholder and the company may each appoint an appraiser, who will together appoint a third appraiser and all three appraisers will have the power to determine the fair value of the shares to be compulsorily redeemed. Pursuant to the Companies Law, the determination of the three appraisers shall be binding on the company and the minority shareholder for all purposes.

Variations of Rights of Shares.

If at any time, there are different classes  or series of shares issued and outstanding, unless otherwise provided by the terms at the time of issuance of those shares of that class or series, the rights and privileges attaching to any such class or series may, whether or not the company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued and outstanding shares of the class or series and of the holders of not less than three-fourths of the issued and outstanding shares of any other class or series of shares which may be adversely affected by such variation.

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Portage Biotech, Inc.

Date: February 17, 2021	By:	/s/ Allan Shae
	Name:	Allan Shaw
	Title:	Chief Financial Officer